Strategic Partners Opportunity Funds
NSAR Exhibit SUB-ITEM 77(J)
For period ended 2/28/02


Distributions to shareholders, which are determined in accordance with federal income tax regulations which may differ from generally accepted accounting principles, are recorded on the ex-dividend date.
In order to present undistributed net investment income and accumulated capital gains (losses) on the statement of assets and liabilities that more closely represent the tax character, certain adjustments have been made to paid-in capital in excess of par, undistributed net investment income and accumulated net realized gain (loss) on investments.
For the year ended  February 28, 2002,
the adjustments were as follows:

		Paid-in Capital		Undistributed		Accumulated
		In excess of		Net Investment		Net Realized
		Par		Income		Gain (Loss)

Strategic Partners Focused Growth Fund (d)		(3,339,404)	0		3,339,404
Strategic Partners Focused New Era Growth Fund (a) (d) (f)
 	(3,947,713)	3,951,911		(4,198)
Strategic Partners Focused Value Fund (a) (d) (e)		(499,443)		494,177		5,266


(a) Reclassification of net foreign currency gain (loss).
(b) Reclassification of litigation award.
(c) Reclassification of paydown losses.
(d) Reclassification of non-deductible expenses.
Net investment income, net realized gains and net assets were not affected by these reclassifications.
(e) Reclassification of overdistribution of net investment income.
(f) Reclassification of net operating loss.


For period ended 2/28/02